DELTA INTERNATIONAL MINING AND EXPLORATION, INC.

                              LIST OF SUBSIDIARIES



          Name of Subsidiary                    Jurisdiction of Incorporation
          ------------------                    -----------------------------

          Global Gold Inc.                      Commonwealth of the Bahamas

          Global Gold Inc., S.A.                Bolivia

          Britt Minerals, Inc.                  Montana